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                   SCHEDULE OF COMPUTATION OF YIELD QUOTATION
                               PRIME INCOME TRUST
                         30 DAY AS OF SEPTEMBER 30, 1996




                                     6
     YIELD = 2{ [ ((a-b)/c d) + 1] -1}



     WHERE:    a =  Dividends and interest earned during the period

               b =  Expenses accrued for the period

               c = The average daily number of shares outstanding during the period that were entitled to receive dividends

               d = The maximum offering price per share on the last day of the period


                                                                        6
     YIELD = 2{ [(( 6,341,388.64 - 1,002,874.71)/92,912,966.826 X 9.94)+1] -1}
           = 7.04%